Exhibit 99.1

EVERI REPORTS 2018 SECOND QUARTER RESULTS

Revenues of $118.7 Million, Net Income of $1.5 Million or $0.02 per Diluted Share,

and Adjusted EBITDA of $59.5 Million

Second Quarter Growth, Including Record Quarterly Adjusted EBITDA, Driven by Continued Improvement Across all Business Operations

Raises Full-Year Adjusted EBITDA Outlook Range to $228 Million to $231 Million

Las Vegas, NV – August 7, 2018 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported record financial results for the second quarter ended June 30, 2018.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Ongoing customer demand for products across the spectrum of our Games and Financial Technology Solutions portfolio is driving growth across the key performance indicators of our business including record quarterly unit sales, our highest ever quarter-end installed base, a record year-over-year rise in daily win per unit which increased $2.42, or 9%, and FinTech revenue improvement of more than 11% with the segment Adjusted EBITDA rising for the ninth consecutive quarter.  As a result, momentum in our business is building as comparable revenue grew 16%, Adjusted EBITDA improved 10% to a record $59.5 million, and we delivered our second consecutive quarter of positive net income and net earnings per diluted share.  With our strong operating performance through the first half of 2018, we are raising our outlook for full year Adjusted EBITDA to a range of $228 to $231 million.”

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2018	2017
	(in millions, except per share amounts)
Revenues (1)	$118.7	$102.1

Operating income (2)	$22.6	$21.3

Net income (loss) (2)	$1.5	$(19.1)

Net earnings (loss) per diluted share (2)	$0.02	$(0.29)

Diluted shares outstanding	73.4	66.4

Adjusted EBITDA (3)	$59.5	$54.1

(1)

Revenues for the three months ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net loss, net loss per diluted share, or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)

Operating income, net income, and net earnings per diluted share for the three months ended June 30, 2018 include a non-cash charge of $2.6 million related to the write-off of certain inventory and fixed assets.

(3)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Everi today announced a change in the name of the operating segment previously referred to as “Payments” to “Financial Technology Solutions” (“FinTech”).  The Company believes this reference more accurately reflects the focus of the business segment on delivering innovative and integrated solutions.  Everi’s FinTech solutions provide actionable information to enhance the efficiency of the casino operator, support the comprehensive regulatory and tax requirements of their gaming customers and improve players’ gaming experience by providing easy access to their funds and payment of winnings.

Mr. Rumbolz added, “Growth in our Games segment, as reflected in the 20% revenue improvement and 15% Adjusted EBITDA increase in the second quarter, continues to be driven by our successful execution of the comprehensive product evolution initiative implemented about two years ago.  As a result, we now address more segments of the slot floor and have more in-demand games.  Games featured on our Core HDX and E43 cabinets as well as our highly successful mechanical reel games continue to drive year-over-year improvement in unit sales. The Core and E43 cabinets are also playing an integral role in the refreshing of our installed base.  Our success with this initiative, combined with new, exciting games and ongoing growth in wide-area progressive game placements, is delivering solid returns on our investments including consistent and increasing improvements in our daily win per unit which rose for the third consecutive quarter, demonstrating the benefits achieved through both the refresh of our installed base and the performance of our new games that are significant contributors to our growth.  Our premium unit count and wide-area progressive offerings will be further elevated early in the fourth quarter as we anticipate the launch of games with exciting new player entertainment experiences on our new Renegade 3600® and Empire Arena™ form factors.

“We also remain focused on FinTech solution innovation as we develop new products and further evolve the features and functionality of our existing products to provide customers with full-service, integrated solutions that help them better manage operations and drive more cash to the casino floor. The targeted investments in our FinTech portfolio combined with our focus on world-class customer service, is further extending our industry leadership position. We continue to expand our roster of customers as we garner new contracts from winning competitive bids and the new casino openings.  The benefit of ongoing improvement in the domestic casino market along with the addition of new customers is generating consistent increases in transaction volumes and overall dollars processed.

“Our FinTech and Games products are delivering increased value to casino operators as we continue to expand our presence on casino floors in both segments.  We are looking forward to the debut of our newest products at G2E in early October as we expect our Games and FinTech innovations will further raise the standards our customers have come to expect and create new opportunities to assist our customers in growing and operating more efficiently.”

Second Quarter 2018 Results Overview

Revenues are presented herein on a comparable basis (see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release for a reconciliation of 2017 amounts as reported to as adjusted).

Revenues for the second quarter of 2018 increased 16.2% to $118.7 million from $102.1 million in the second quarter of 2017.  Revenues from the Games and FinTech segments were $66.0 million and $52.7 million, respectively, for the second quarter of 2018.  The Company reported operating income of $22.6 million for the second quarter of 2018, inclusive of a non-cash charge of $2.6 million for the write down of certain legacy EGMs and related component parts.  Operating income in the second quarter of 2017 was $21.3 million.

Everi recorded income before income tax of $0.3 million in the second quarter of 2018 compared to a loss before income tax of $17.2 million in the second quarter of 2017.  Income before income tax for the three months ended June 30, 2018 includes $1.2 million in fees and $0.2 million from the loss on early extinguishment of debt related to the May 2018 repricing of the Company’s Senior Secured Term Loan. Net loss before income tax and net loss for the three months ended June 30, 2017 included a $14.6 million loss on early extinguishment of debt.  The Company reported net income of $1.5 million, or $0.02 per diluted share, for the second quarter of 2018 compared to a net loss of $19.1 million, or a diluted loss per share of $(0.29), in the prior-year period.

Adjusted EBITDA for the second quarter of 2018 increased approximately 10%, or $5.4 million, to a quarterly record $59.5 million from $54.1 million in the second quarter of 2017.  Games and FinTech segment Adjusted EBITDA for the three months ended June 30, 2018 were $33.7 million and $25.8 million, respectively.  Games and FinTech segment Adjusted EBITDA for the three months ended June 30, 2017 were $29.2 million and $24.9 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2018	2017
	(in millions, except unit amounts and prices)
Revenues (1)	$66.0	$55.0

Operating income (2)	$2.3	$2.7

Adjusted EBITDA (3)	$33.7	$29.2

Unit sales:
Units sold	1,108	886
Average sales price ("ASP")	$17,650	$17,613

Gaming operations installed base:
Average units installed during period:
Average units installed	14,174	12,958
Approximate daily win per unit (4)	$29.49	$27.07

Units installed at end of period:
Class II	9,494	8,701
Class III	4,707	4,241
Total installed base	14,201	12,942

Installed base - Oklahoma	6,761	6,734
Installed base - non-Oklahoma	7,440	6,208
Total installed base	14,201	12,942

Premium units	2,782	2,049

(1)

Revenues for the three months ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which was not material for the Games operating segment.

(2)	Operating income for the three months ended June 30, 2018 includes a non-cash charge of $2.6 million related to the write-off of certain inventory and fixed assets.
(3)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

(4)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2018 Second Quarter Games Segment Highlights:

•	Games segment revenues were $66.0 million in the second quarter of 2018 compared to $55.0 million in the second quarter of 2017.
•

Revenues generated from the sale of gaming units and other related parts and equipment totaled $22.3 million compared to revenues of $17.6 million in the prior-year period.  Gaming unit sales increased by 25% to 1,108 gaming units in the second quarter of 2018 compared to 886 gaming units sold in the prior-year period.

•

Revenues from gaming operations were $43.7 million in the second quarter of 2018 compared to $37.4 million in the prior-year period.  The increase reflects year-over-year growth in both the installed base and estimated daily win per unit (“DWPU”).

o

The installed base at June 30, 2018 increased 1,259 units year over year to 14,201 units and increased 77 units on a quarterly sequential basis. Premium units rose 36% year over year and the non-Oklahoma portion of the installed base increased 20%.

o

DWPU in the second quarter of 2018 increased by $2.42 to $29.49 compared to $27.07 in the prior-year period. The increase reflects, in part, improvements in the unit performance following capital investment in new cabinets and games to update a portion of the installed base, continued growth in unit placements in higher yielding markets, and an increase in wide-area progressive games.  This is the third consecutive quarter of year-over-year growth in DWPU.

o	Revenues from the New York Lottery business, which are included in gaming operations revenue, were $4.8 million in the second quarter of 2018 compared to $4.7 million in the prior-year period.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2018	2017
	(in millions, unless otherwise noted)
Revenues (1)	$52.7	$47.2

Operating income	$20.3	$18.6

Adjusted EBITDA (2)	$25.8	$24.9

Aggregate dollar amount processed (in billions):
Cash advance	$1.7	$1.5
ATM	$4.9	$4.4
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.7	2.4
ATM	23.0	21.3
Check warranty	0.9	0.9

(1)

Revenues for the three months ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business. This has no impact on the Company’s operating income or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2018 Second Quarter Financial Technology Solutions Segment Highlights:

•

On a comparable revenue basis, FinTech revenues increased approximately 12% to $52.7 million in the second quarter of 2018 compared to $47.2 million in the prior year period. The growth reflects segment-wide strength, including growth in core cash access revenue as a result of increased same store transactions and dollars processed. FinTech revenue also continues to benefit from new customer wins from competitive bid processes, new casino openings, and the expansion of ATM services into Canada, as well as increases in equipment sales revenue.

o	Cash advance revenues in the second quarter of 2018 increased $0.3 million to $20.6 million compared to $20.3 million of comparable revenues in the prior-year period.
o

ATM revenues increased approximately 40.0% to $12.6 million in the second quarter of 2018, which includes a $0.6 million benefit from the reversal of a net revenue adjustment from the first quarter of 2018. ATM revenues on a comparable basis were $9.0 million in the prior-year period.

o	Check services revenues increased approximately 8.2% to $6.6 million in the second quarter of 2018 compared to $6.1 million of comparable revenues in the prior-year period.
o

Equipment and Information Services and Other revenues increased approximately 11.1% to $13.0 million in the second quarter of 2018 compared to $11.7 million in the prior-year period primarily reflecting increased equipment sales revenue.

Updated 2018 Outlook

Everi today raised its expectation for 2018 full year Adjusted EBITDA to a range of $228 million to $231 million compared to the previously provided range of $225 million to $230 million. The Company also provided the following updates on a range of business metrics and assumptions:

•

The Company expects full year Games segment unit sales will increase approximately 10% from the 3,647 units sold in 2017.  The ASP for units sold in 2018 is expected to be comparable to the ASP for units sold in 2017.

•	The Company expects the 2018 year-end installed base to increase approximately 8% to 10% from the 13,296 units reported at December 31, 2017.
•	The Company expects that the DWPU for its installed base will be higher in each quarter of 2018 compared to the DWPU of the comparable quarterly periods in 2017.
•	FinTech Adjusted EBITDA is expected to grow in the mid-single digits compared to 2017. This assumes sustained performance in the gaming industry and the macro United States economy.
•	Revenue from the sale and service of fully integrated kiosks and compliance products is expected to be higher in 2018 compared to 2017.

•

Capital expenditures and placement fees in 2018 are expected to be approximately $125 million to $130 million.  This includes capital expenditures of approximately $104 million to $109 million and placement fee payments of approximately $21 million.

•	Depreciation expense is expected to be approximately $56 million to $60 million and amortization expense is expected to be approximately $66 million to $70 million.
•

Net interest expense is expected to be approximately $83 million to $87 million, inclusive of Vault Cash interest expense of approximately $8 million, $2 million of imputed interest on the Player Station Agreement and $1.2 million in repricing fees and $0.2 million in loss on early extinguishment of debt associated with the repricing of the Company’s Senior Secured Term Loan completed in May 2018. Non-cash amortization of debt issuance costs is expected to be approximately $3.4 million.

•	The Company expects to record a benefit for income tax of between $3 million and $5 million for 2018 and expects cash tax payments of approximately $0.5 million.

For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

New Revenue Recognition Standard

In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition, commonly referred to as ASC 606. The Company adopted the new standard effective January 1, 2018.

Revenues for the three and six month periods ended June 30, 2017 have been presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net income (loss), net income (loss) per diluted share or Adjusted EBITDA. For a reconciliation of the as adjusted to as reported amounts, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2018 second quarter results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (866) 548-4713 or for international callers by dialing (323) 794-2093.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 7143634.  The replay will be available until August 14, 2018. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.   These measures should be read in conjunction with, our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP. With respect to net cash position and net cash available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, and the write-off of certain inventory and fixed assets. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to lower its annual cash interests costs and accelerate free cash flow generation; continue expanding the segments of the gaming floor the Company’s games address; continue product innovation; drive growth for the Company’s installed base and its DWPU, and in the Company’s annual ship share over the next several years; create incremental value for its shareholders; and improve its financial profile; and (b) its guidance related to 2018 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements, DWPU, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense, and income tax benefit, including cash tax payments.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the Form 10-K or Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is a leading supplier of technology solutions for the casino gaming industry. The Company provides casino operators with a diverse portfolio of products including innovative gaming machines that Powers the Casino Floor®, and casino operational and management systems that include comprehensive, end-to-end financial technology solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence. For more information, visit www.everi.com.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except earnings (loss) per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Games revenues
Gaming operations	$43,022	$36,869	$83,078	$73,400
Gaming equipment and systems	22,278	17,557	42,431	36,281
Gaming other	648	678	656	699
Games total revenues	65,948	55,104	126,165	$110,380

FinTech revenues
Cash access services	39,739	175,442	77,958	347,175
Equipment	4,765	3,697	9,183	5,997
Information services and other	8,230	7,987	16,377	16,215
FinTech total revenues	52,734	187,126	103,518	369,387

Total revenues	118,682	242,230	229,683	479,767

Costs and expenses
Games cost of revenues
Gaming operations	4,211	3,963	8,393	7,171
Gaming equipment and systems	12,045	8,740	22,786	17,976
Gaming other	559	536	559	536
Games total cost of revenues	16,815	13,239	31,738	25,683

FinTech cost of revenues
Cash access services	2,446	142,445	4,676	281,106
Equipment	3,426	2,212	5,940	3,631
Information services and other	980	810	2,197	1,529
FinTech total cost of revenues	6,852	145,467	12,813	286,266

Operating expenses	37,570	28,779	69,757	57,772
Research and development	4,595	4,618	8,906	9,161
Depreciation	13,701	11,396	26,526	22,226
Amortization	16,552	17,439	32,855	34,764
Total costs and expenses	96,085	220,938	182,595	435,872

Operating income	22,597	21,292	47,088	43,895

Other expenses
Interest expense, net of interest income	22,122	23,881	42,429	48,938
Loss on extinguishment of debt	166	14,615	166	14,615
Total other expenses	22,288	38,496	42,595	63,553

Income (loss) before income tax	309	(17,204)	4,493	(19,658)

Income tax (benefit) provision	(1,166)	1,853	(1,591)	2,907
Net income (loss)	1,475	(19,057)	6,084	(22,565)
Foreign currency translation	(1,058)	836	(735)	1,108
Comprehensive income (loss)	$417	$(18,221)	$5,349	$(21,457)
Earnings (loss) per share
Basic	$0.02	$(0.29)	$0.09	$(0.34)
Diluted	$0.02	$(0.29)	$0.08	$(0.34)
Weighted average common shares outstanding
Basic	69,203	66,350	68,946	66,221
Diluted	73,440	66,350	73,323	66,221

The results for the three and six month periods ended June 30, 2018 reflect the adoption of ASC 606.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$6,084	$(22,565)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	59,381	56,990
Amortization of financing costs and discounts	3,061	3,186
Loss on sale or disposal of assets	215	1,399
Accretion of contract rights	4,178	3,909
Provision for bad debts	5,114	5,170
Deferred income taxes	(1,909)	2,565
Write-down of inventory and fixed assets	2,575	—
Reserve for obsolescence	1,053	266
Loss on extinguishment of debt	166	14,615
Stock-based compensation	4,305	3,480
Changes in operating assets and liabilities:
Settlement receivables	87,336	81,590
Trade and other receivables	(20,230)	5,283
Inventory	(2,359)	(2,890)
Prepaid and other assets	1,977	(1,957)
Settlement liabilities	(99,859)	(93,479)
Accounts payable and accrued expenses	(1,857)	16,530

Net cash provided by operating activities	49,231	74,092

Cash flows from investing activities
Capital expenditures	(57,936)	(43,696)
Proceeds from sale of fixed assets	79	2
Placement fee agreements	(10,117)	(3,044)

Net cash used in investing activities	(67,974)	(46,738)

Cash flows from financing activities
Proceeds from current credit facility	—	820,000
Repayments of prior credit facility	—	(465,600)
Repayments of secured notes	—	(335,000)
Repayments of credit facilities	(4,100)	—
Debt issuance costs and discounts	(1,276)	(19,663)
Proceeds from exercise of stock options	6,373	1,799
Purchase of treasury stock	(47)	(11)

Net cash provided by financing activities	950	1,525

Effect of exchange rates on cash	(620)	882

Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(18,413)	29,761
Balance, beginning of the period	129,604	119,438
Balance, end of the period	$111,191	$149,199

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES

(In thousands)

	Three Months Ended June 30,
	2018	2017	2017	2017
	As reported	As adjusted	Adjustments	As reported
Revenues
Games revenues
Gaming operations	$43,022	$36,749	$120	$36,869
Gaming equipment and systems	22,278	17,557	—	17,557
Gaming other	648	678	—	678
Games total revenues	65,948	54,984	120	55,104
FinTech revenues
Cash access services	39,739	35,481	139,961	175,442
Equipment	4,765	3,697	—	3,697
Information services and other	8,230	7,987	—	7,987
FinTech total revenues	52,734	47,165	139,961	187,126
Total revenues	$118,682	$102,149	$140,081	$242,230
Costs and expenses
Games cost of revenues
Gaming operations	$4,211	$3,843	$120	$3,963
Gaming equipment and systems	12,045	8,740	—	8,740
Gaming other	559	536	—	536
Games total cost of revenues	16,815	13,119	120	13,239
FinTech cost of revenues
Cash access services	2,446	2,484	139,961	142,445
Equipment	3,426	2,212	—	2,212
Information services and other	980	810	—	810
FinTech total cost of revenues	6,852	5,506	139,961	145,467
Total cost of revenues	$23,667	$18,625	$140,081	$158,706

Revenues for the three month period ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES

(In thousands)

	Six Months Ended June 30,
	2018	2017	2017	2017
	As reported	As adjusted	Adjustments	As reported
Revenues
Games revenues
Gaming operations	$83,078	$73,265	$135	$73,400
Gaming equipment and systems	42,431	36,281	—	36,281
Gaming other	656	699	—	699
Games total revenues	126,165	110,245	135	110,380
FinTech revenues
Cash access services	77,958	70,709	276,466	347,175
Equipment	9,183	5,997	—	5,997
Information services and other	16,377	16,215	—	16,215
FinTech total revenues	103,518	92,921	276,466	369,387
Total revenues	$229,683	$203,166	$276,601	$479,767
Costs and expenses
Games cost of revenues
Gaming operations	$8,393	$7,036	$135	$7,171
Gaming equipment and systems	22,786	17,976	—	17,976
Gaming other	559	536	—	536
Games total cost of revenues	31,738	25,548	135	25,683
FinTech cost of revenues
Cash access services	4,676	4,640	276,466	281,106
Equipment	5,940	3,631	—	3,631
Information services and other	2,197	1,529	—	1,529
FinTech total cost of revenues	12,813	9,800	276,466	286,266
Total cost of revenues	$44,551	$35,348	$276,601	$311,949

Revenues for the six month period ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At June 30,	At December 31,
	2018	2017
Cash available
Cash and cash equivalents	$110,164	$128,586
Settlement receivables	139,314	227,403
Settlement liabilities	(217,473)	(317,744)
Net cash position	32,005	38,245

Undrawn revolving credit facility	35,000	35,000

Net cash available	$67,005	$73,245

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS

(In thousands)

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$1,475			$(19,057)
Income tax (benefit) provision			(1,166)			1,853
Loss on extinguishment of debt			166			14,615
Interest expense, net of interest income			22,122			23,881

Operating income	$2,307	$20,290	$22,597	$2,722	$18,570	$21,292

Plus: depreciation and amortization	26,021	4,232	30,253	23,937	4,898	28,835

EBITDA	$28,328	$24,522	$52,850	$26,659	$23,468	$50,127

Non-cash stock compensation expense	677	1,278	1,955	624	1,445	2,069
Accretion of contract rights	2,121	—	2,121	1,907	—	1,907
Write-off of inventory and fixed assets	2,575	—	2,575	—	—	—

Adjusted EBITDA	$33,701	$25,800	$59,501	$29,190	$24,913	$54,103

Total revenues (1)	$65,948	$52,734	$118,682	$54,984	$47,165	$102,149

Adjusted EBITDA Margin	51%	49%	50%	53%	53%	53%

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Games	FinTech	Total	Games	FinTech	Total

Net income (loss)			$6,084			$(22,565)
Income tax (benefit) provision			(1,591)			2,907
Loss on extinguishment of debt			166			14,615
Interest expense, net of interest income			42,429			48,938
						.
Operating income	$6,660	$40,428	$47,088	$7,513	$36,382	$43,895

Plus: depreciation and amortization	50,644	8,737	59,381	46,826	10,164	56,990

EBITDA	$57,304	$49,165	$106,469	$54,339	$46,546	$100,885

Non-cash stock compensation expense	1,304	3,001	4,305	1,038	2,442	3,480
Accretion of contract rights	4,178	—	4,178	3,909	—	3,909
Write-off of inventory and fixed assets	2,575	—	2,575	—	—	—

Adjusted EBITDA	$65,361	$52,166	$117,527	$59,286	$48,988	$108,274

Total revenues (1)	$126,165	$103,518	$229,683	$110,245	$92,921	$203,166

Adjusted EBITDA Margin	52%	50%	51%	54%	53%	53%

(1)

Revenues for the three and six month periods ended June 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2018

(In thousands)

	2018 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income	$6,900	$1,400
Projected income tax benefit	(3,000)	(5,000)
Projected interest expense, net of interest income	82,900	86,800
Projected loss on extinguishment of debt	100	200

Projected operating income	$86,900	$83,400

Plus: projected depreciation and amortization	122,000	130,000

Projected EBITDA	$208,900	$213,400

Projected non-cash stock compensation expense	8,000	7,000
Projected accretion of contract rights	8,500	8,000
Projected inventory and fixed assets write-off	2,600	2,600

Projected Adjusted EBITDA	$228,000	$231,000

(1)	All figures presented are projected estimates for the year ending December 31, 2018.